September 7, 2010	Trading Symbol: LXRP: OTCBB
LXX: CNSX

Successful New Oil Well

(Vancouver, BC: September 7, 2010) - Lexaria Corp. (the "Company” or “Lexaria") is very pleased to announce that the newly drilled PP-F12-4 well has been successful in intersecting the same oil-bearing formation as the two existing oil wells at Belmont Lake.

As earlier announced, the PP-F12-4 is located some 330 feet north of the PP-F12 well, which was the original discovery well for the field. The new well encountered approx 26 feet of oil pay as confirmed by field analysis, logs, and lab examination. The well is now being completed and will undergo flow testing soon. Because Lexaria has previously made significant investments into the infrastructure at Belmont Lake, it is expected that we will be selling crude oil from this well in less than 3 weeks.

The Company is encouraged by the fact that the oil pay zone in the new PP-F12-4 is of effectively the same thickness as in the original well, as it would not have been surprising if the oil pay thickness in the new more northerly well might have been somewhat less. The Company will investigate whether there might be room for any additional wells even further north.

The Company also completed the drilling of the PP-F12-2 well, which was located some 1,100 feet to the south of the original wells. The targeted sand formation was encountered as hoped, but was approx. 12 feet down-dip from the original well. Upon examination it was found to be hydrocarbon bearing, but it contained natural gas and not oil. Because the Company is sharply focused only on oil production at this time it was decided to plug this well.

Lexaria also announces that, following the success of the PP-F12-4 well, another well will be drilled immediately. This well, the PP-F12-5, is expected to have a down-hole location of some 330 feet to the North of the currently producing PP-F12-3 well, and 330 feet to the East of the new PP-F12-4 well. Since it is a step-out well from the existing producing wells, it is considered very low risk and is designed to continue to optimize cash flows from the known Belmont Lake oil field.

Lexaria is examining the possibility of additional new drill locations adjacent to the existing wells. Lexaria currently holds a 40% gross working interest in the PP-F12-4 and PP-F12-5 directional wells, and a 32% interest in the PP-F12 and PP-F12-3 wells.

About Lexaria:

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

ON BEHALF OF THE BOARD
"Chris Bunka"
Mr. Chris Bunka, President

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka President/CEO/Chairman
(250) 717 0377

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favourable for field work; no assurance that well treatments will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that the expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.